Exhibit 10.1

CERTAIN TRANSITIONAL BENEFITS FOR FORMER CHIEF EXECUTIVE OFFICER

On February 23, 2005 the Board agreed to pay or provide reimbursement for certain transitional benefits for Alan E. Ross, who retired from his positions as President and Chief Executive Officer of the company on January 3, 2005 and remains a member of the Board. The transitional benefits, which the Company estimates will have a total value of approximately $35,000, include expenses related to temporary housing, a rental car and health insurance coverage, plus a related tax gross-up.